SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-8

Registration Statement Under The Securities Act of 1933

                         HERITAGE MINES, LTD.
(Exact name of registrant as specified in its charter)


COLORADO                          84-1293168
(State or other jurisdiction          (I.R.S. Employer
of incorporation or                   Identification No.)
organization)

1199 Main Avenue, Suite 221
Durango, Colorado                          81301
(Address of principal executive offices)     (Zip Code)

             Professional Services Compensation Agreements
                        (Full name of the plan)

Gary S. Joiner, 4750 Table Mesa Drive,
Boulder, CO  80303
(Name and address of agent for service)

(303)494-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:  Common Stock
Amount to be registered:   52,256 shares
Proposed maximum offering price per share:  $0.75
Proposed maximum aggregate offering price:  $39,192.00
Amount of registration fee:  $11.87

AVAILABLE INFORMATION

       Heritage Mines, Ltd. (the "Company" or the "Registrant"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World
Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington,
D.C. 20549. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval
System ("EDGAR").

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

       The Company hereby registers 52,256 shares of its common stock to be issued to two consultants as compensation for services at an agreed upon value of $0.75 per share. Pursuant to letter agreement dated
August 29, 1997, as amended and approved by action of the Company's
Board of Directors on February 19, 1998, Frascona, Joiner and
Goodman P.C., is to receive a total of 20,516 shares as compensation for legal services valued at $12,310.00. Pursuant to a Professional Services Contract dated November 11, 1998, as amended and approved by action of the Company's Board of Directors on June 3, 1998, Gene
M. Bradley is to receive 31,740 shares as compensation for financial and business consulting services valued at $23,805. Other information required by Part I is included in documents sent or given to the parties to the Professional Services Consultation Agreements pursuant to Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents heretofore filed with the Commission by the Registrant (File No. 0-25798) are incorporated by reference in this registration statement:

(a) The annual report of the Registrant on Form 10-KSB for the fiscal year ended January 31, 1998.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the report on Form 10-KSB for the year ended January 31, 1998.

(c) The description of the Registrant's Common Stock contained in Item 8 of Part I of the Registrant's First Amended Registration Statement on Form 10-SB, and in Article Third of the Registrant's Articles of
Incorporation filed as an exhibit to the Registration Statement on Form
10-SB.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       The validity of the shares of Common Stock to be issued pursuant to this registration statement will be passed upon by Frascona, Joiner and Goodman, P.C. Frascona, Joiner and Goodman, P.C., is legal counsel for the Company and is to receive a portion of the shares issued pursuant to this registration statement as compensation for past legal services. Gary S. Joiner, is a shareholder of Frascona, Joiner and Goodman,
P.C., and is the Secretary and a Director of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 109 of the Colorado Business Corporation Act: (i) gives
Colorado corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys fees) judgments, fines and other amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits, or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives an officer or director who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance.

As permitted by Colorado law, the Registrant's Articles of Incorporation provide that the Registrant will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. The Registrant's Articles of Incorporation also exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts which constitute improper distributions to shareholders in violation of Section 7-106-401 of the Colorado Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

       Not Applicable

ITEM 8.  EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on June 18, 1998.

HERITAGE MINES, LTD.
(Registrant)

/s/______________________________________
Gregory B. Sparks, President
(Signature and Title)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



/s/_____________________________________
Gregory B. Sparks, President, Director, Principal Executive Officer (Signature and Title)
June 18, 1998


/s/_____________________________________
Douglas Drumwright, Principal Financial Officer, Director
(Signature and Title)
June 18, 1998


/s/_____________________________________
Gary S. Joiner, Director, Secretary
(Signature and Title)
June 18, 1998


/s/_____________________________________
Peter Wilson, Director
(Signature and Title)
June 18, 1998


/s/_____________________________________
Robert K. Hanson, Director
(Signature and Title)
June 18, 1998

                             EXHIBIT INDEX

Exhibit
Number         Description

3.1 Articles of Incorporation (Incorporated by reference from Exhibit 3.1 to annual report of Registrant on Form
               10-KSB for the fiscal year ended January 31, 1997)

3.2            Bylaws
               (Incorporated by reference from Exhibit 3.2 to annual report of Registrant on Form 10-KSB for the fiscal year ended January 31, 1997)

5.1            Opinion of Frascona, Joiner & Goodman, P.C.

23.1           Consent of Frascona, Joiner & Goodman, P.C.

23.2           Consent of Raimondo Pettit Group

27             Financial Data Schedule
               (Incorporated by reference from Exhibit 27 to annual report of Registrant on Form 10-KSB for the fiscal year ended January 31, 1998)

99.1 Letter Agreement Regarding Issuance of Shares as Payment for Attorney Fees

99.2           Professional Services Contract Between Gene M.
               Bradley and Heritage Mines, Ltd.

EXHIBIT 5.1 - OPINION REGARDING LEGALITY

June 18, 1998
Board of Directors

Heritage Mines, Ltd.
1199 Main Avenue, Suite 221
Durango, Colorado 81301

Re:    Professional Services Consultation Agreements
       Registration Statement on Form S-8

Gentlemen:

       We have acted as counsel to Heritage Mines, Ltd., a Colorado corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about June 18, 1998 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 52,256 shares of common stock (the "Shares") pursuant to the certain Professional Services Consultation Agreements (the "Agreements").

       We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

       For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

       We are of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Agreements, the Shares will be legally issued, fully paid and non-assessable.

       This opinion shall be limited to the laws of the State of Colorado and the federal laws of the United States of America.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner

EXHIBIT 23.1 - CONSENT OF COUNSEL

June 18, 1998
Board of Directors
Heritage Mines, Ltd.
1199 Main Avenue, Suite 221
Durango, Colorado 81301

Dear Gentlemen:

              We hereby consent to being named in the Registration Statement as the attorneys who will pass upon legal matters in connection with the sale of the shares referred to therein, and to the filing of our opinion as an Exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner

EXHIBIT 23.2 - CONSENT OF INDEPENDENT AUDITORS

       We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph relating to substantial doubts existing about the Company's ability to continue as a going concern, dated April 11, 1998, relating to the financial statements of Heritage Mines, Ltd. as of January 31, 1998, and for the years ended January 31, 1998, 1997 and for the period from inception (May 14, 1992) through January 31, 1998, included in the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission on or about May 15, 1998.

                                    RAIMONDO PETTIT GROUP
Torrance, California
June 15, 1998

EXHIBIT 99.1 - LETTER AGREEMENT Regarding Issuance of Shares as Payment for Attorneys Fees

August 29, 1997

       Thank you for your proposal regarding settlement of our account. We would definitely like to get it settled as soon as possible.

       I have discussed your proposal with my partners, and we would like to make the following counterproposal:

Cash Payment                 $15,500.00

Issue Stock                  12,310 shares
                             (based upon a value of $1.25/share)

       In our previous discussions, we agreed that any portion of the account which could not be settled in cash would be satisfied through the issuance of stock at a price of $1.25. Since we are a "service" provider, we qualify for receipt of stock via an S-8 registration statement for the portion of our services not related to money raising activities. Thus, our proposal is that one-half of the balance (which is the approximate portion attributable to money raising matters) be paid in cash, and the balance be paid through the issuance of stock.

       Please let me know if our proposal is acceptable.

Frascona, Joiner & Goodman, P.C.
/s/ Gary S. Joiner

Accepted and Approved:
Heritage Mines, Ltd.
/s/ Gregory S. Sparks, President and CEO
EXHIBIT 99.2 - PROFESSIONAL SERVICES CONTRACT Between
Gene M. Bradley and Heritage Mines, Ltd.

November 12, 1997

This is a professional services contract between Gene M. Bradley, CPA, an independent contractor (hereinafter referred to as "the Contractor"), having a business address of 1211 Main Avenue, Suite 29, Durango,
Colorado 81301 and Heritage Mines, LTD (hereinafter referred to as "HML"), 1199 Main, Suite 221, Durango, Colorado 81301.

The Contractor and HML agree to the following terms:

1. The Contractor will provide financial and business consulting and services to HML, including but not limited to assisting with the operation of treasury and all financial functions, developing insurance strategy and negotiation of coverage, completing an analysis of competitors and assisting with various HML agreements.

The term of this initial Contract shall be from the date of this Contract through April 30, 1998, and may be extended upon mutual agreement of Contractor and HML. During the term of this Contract, Contractor agrees to allocate at least 50% of his available chargeable time to the business of HML as discussed in number 1, above.

2. HML agrees to pay Contractor a fee for services provided at a rate of $55 per hour. The Contractor will keep an account of time spent and will submit a written status report to HML at the end of each month. Contractor will be reimbursed for out-of-pocket costs incurred in connection with services provided to HML. Such costs and supporting documentation will be submitted to HML at least monthly for reimbursement.

From the inception of the Contract through January 31, 1998, Contractor agrees to accept as payment for services provided under this Contract the common stock of HML except that Contractor may at his option elect to take cash as partial payment as of December 31, 1997 in an amount not to exceed $3,000. The price used to calculate the number of shares payable to Contractor will be the lower of $1.67 per share of common stock or the weighted average of the bid and asked prices of HML common stock for 20 days prior to the initial determination date of January 31, 1998. Subsequent to January 31, 1998, payment for services will be in cash except that Contractor may at his option elect to accept as payment stock or a combination of stock and cash subject to the approval of HML. The price used to calculate the number of shares payable to Contractor will be the same as above using a month end determination date.

3. HML agrees that Contractor will be provided reasonable access to HML information necessary to carry out the services to be provided.

HML agrees to indemnify and hold Contractor harmless from any claims resulting form claims, damages, losses and/or expenses resulting form any acts of the Contractor during the term of this Contract so long as Contractor carries out his responsibilities under this Contract in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

4. The Contractor and HML hereby agree that Contractor is no an employee of HML for any purpose including, but not limited to Federal and state income tax withholding, Social Security, and Federal and state unemployment insurance and workers' compensation. Contractor will be responsible for payment of all Federal and state tax obligations with respect to any payment received from HML.

5. Either party may terminate this agreement in the event the other party fails to comply with the terms of this Contract. Termination can be accomplished by giving the other party 15 days advance written notice.

Contractor
/s/ Gene M. Bradley
1121 Main, Durango, CO  81301

Heritage Mines, Ltd.
By:  /s/ Gregory B. Sparks
President and CEO

Contractor is not a corporation. Contractor's tax identification number is ###-##-####.